Exhibit 99.1

Phillips 66 Partners Announces 5.3 Percent Increase in
Quarterly Cash Distribution

HOUSTON, October 17, 2018 - Phillips 66 Partners LP (NYSE: PSXP) announces that the board of directors of its general partner declared a third-quarter 2018 cash distribution of $0.792 per common unit. This quarter’s distribution represents an increase of 5.3 percent over the previous quarterly distribution of $0.752 per unit and a 22.6 percent increase over third-quarter 2017. The distribution increase is consistent with previous guidance that the partnership expects a 30 percent compound annual distribution growth rate from the last quarter of 2013 through 2018. This is the twentieth consecutive quarterly distribution increase since Phillips 66 Partners’ initial public offering in 2013. The third-quarter distribution is payable November 13, 2018, to unitholders of record as of October 31, 2018.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines and terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors)
832-765-2297
jeff.dietert@p66.com

or

Rosy Zuklic, (investors)
832-765-2297
rosy.zuklic@p66.com

or

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.